UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 24, 2009
Date of Report (Date of earliest event reported)           _____________________________

ZEVOTEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-137210	05-0630427

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

134 Cedar Street Nutley, NJ	07110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 667-4026

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01       Entry into a Material Definitive Agreement.

Exclusive License and Sales Agreement. On February 24, 2008, we entered into an Exclusive License and Sales Agreement with Jason Ryu (the “Agreement”).  A description of the material terms of the agreement is set forth below and a copy of the agreement is attached hereto as an exhibit.

On May 22, 2007, we entered into that certain License and Supply Agreement (the “Original Agreement”) with Jason Ryu pursuant to which Mr. Ryu granted us an exclusive, commercial license to market, distribute, sell and manufacture the Ionic Bulb Product and the patents underlying the Ionic Bulb Product set forth under the term “Ionic Bulb Patents” on Exhibit A to the Agreement (the “Ionic Bulb Patents”) which Original Agreement currently continues on a non-exclusive basis.

We entered into this Agreement to, amongst other things, reclaim the license for the Ionic Bulb Products on an exclusive basis.

Under the Agreement, Mr. Ryu granted us a worldwide exclusive license (the “License”) to manufacture, have manufactured, market, use, sell distribute and advertise the Licensed Products (as defined in the Agreement) which includes the Ionic Bulb products.  In consideration of the License, we agreed to issue Mr. Ryu fifty million (50,000,000) shares of our common stock (the “License Shares”).   If either (a) we fail to file our quarterly and annual reports by the due date for such report (including, if applicable, any extensions permitted under Rule 12b-25 of the Securities Exchange Act of 1934, as amended) or (b) our Common Stock  is not quoted on the OTCBB on or before February 14, 2010, then the License shall (unless Licensee exercises the Option set forth under Section 3.2 below) continue on a non-exclusive basis; provided, however, that in such instance we can issue to Ryu an additional amount of shares of Common Stock equal to $90,000 to maintain the License on an exclusive basis

In addition, the Agreement also provides for the retention of Ryu as a non-exclusive independent contractor sales representative to obtain purchase orders for the Licensed Products on our behalf  In consideration for his consulting services, we agreed to issue Ryu 750,000 shares of Common Stock for each $100,000 in gross sales of the Licensed Product by Ryu (or any Sales Associate hired by him) on or before February 28, 2010 up to a maximum of 75,000,000 shares of Common Stock (collectively, the “Incentive Shares”).  The Incentive Shares shall not vest unless Ryu (or any Sales Associate hired by him) shall have collectively procured gross sales of $5,000,000 for the Licensed Products on or before February 28, 2010 (the “Target”).  If Ryu fails to achieve the Target, such Incentive Shares shall be null and void and of no further force and effect.  In addition to the Incentive Shares, we also agreed to pay Ryu a commission at the rate 50% of all Net Profits (as defined on the Agreement) recognized by us on sales of the Licensed Products made by Ryu (or Sales Associates hired by Ryu) on our behalf during the period of this Agreement.

Ryu also agreed to establish, negotiate and execute a distribution agreement with National Express (or a similar national distributor acceptable to Licensee) for distribution of the Licensed Products (the ‘Distribution Agreement”).  As consideration for consummation of the Distribution Agreement we agreed to issue Ryu 10,000,000 shares of our Common Stock.

This description of the above referenced agreement does not purport to be complete and is qualified in its entirety by reference to such agreement attached hereto as an exhibit, which is incorporated herein by reference.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above. The issuance of the License Shares was exempt under Section 4(2) of the Securities Act of 1933, as amended.   After issuance of the License Shares, 67,418,193 shares of our common stock are issued and outstanding.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit
Number	Description

10.1	Exclusive License and Sales Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEVOTEK, INC.

(Registrant)

Date: February 26, 2009	By:	/s/ Adam Engel
Adam Engel, President